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                                                                      Exhibit 11

                            The Seagram Company Ltd.
     Exhibit With Respect to Computation of Fully Diluted Earnings Per Share

EFFECT OF CONVERSION OF LIQUID YIELD OPTION NOTES (LYONs) AND EXERCISE OF STOCK
                  OPTIONS ON FULLY DILUTED EARNINGS PER SHARE

                                                      Transition             Fiscal Years   Ended January 31,
                                                     Period Ended     ----------------------------------------------
          Restatement of Shares:                     June 30, 1996        1996             1995             1994
                                                     ------------     ------------     ------------     ------------
(1) Shares used in computing earnings per share       373,857,915      373,116,794      372,499,060      373,050,863

(2) Additional shares deemed outstanding:
      (a) Upon exercise of stock option plans           2,982,932        4,733,707        2,879,795        2,725,384
      (b) Upon conversion of LYONs                        691,408        1,175,368        1,273,826        1,293,869
                                                     ------------     ------------     ------------     ------------
(3) Shares assumed to be outstanding for fully
       diluted computation                            377,532,255      379,025,869      376,652,681      377,070,116
                                                     ============     ============     ============     ============
         Restatement of Earnings:

(4) Net earnings applicable to common stock          $     85,268     $  3,405,877     $    735,863     $    378,714
      (a) LYONs interest expense                              924            3,300            2,182              525
      (b) LYONs amortization of discount and fees              33               80               80               80
                                                     ------------     ------------     ------------     ------------
(5) Pro forma earnings applicable to Common Stock    $     86,225     $  3,409,257     $    738,125     $    379,319
                                                     ============     ============     ============     ============

(6) Pro forma fully diluted earnings per share       $       0.23     $       8.99     $       1.96     $       1.01

(7) Reported per share:                              $       0.23     $       9.13     $       1.98     $       1.02

(8) Dilution:                                                0.00%            1.53%            1.01%            0.98%

In view of the above percentages, the effect of assumed issuance pursuant to stock plans, options, and conversion of LYONs was considered not dilutive in accordance with Footnote 2 to paragraph 14 of APB Opinion #15.